UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2018

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building B, Suite 250 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 696-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.02.	Results of Operations and Financial Condition.

On May 10, 2018, Viveve Medical, Inc. (the “Company”) issued a press release announcing its results for the quarter ended March 31, 2017. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, and in Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such a filing, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Scott Durbin Appointed as Chief Executive Officer and Director

On May 10, 2018, the Company also issued a press release (the “Press Release”) announcing that on May 9, 2018, upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”), of the Company, appointed Scott Durbin to serve as the Company’s Chief Executive Officer and Principal Executive Officer, effective May 10, 2018 (the “Effective Date”).  Mr. Durbin, who has served as the Company’s Chief Financial Officer, Secretary and Principal Financial and Accounting Officer since 2014, has also been appointed to serve on the Board as a Class I director. Mr. Durbin resigned as the Company’s Chief Financial Officer, Secretary and Principal Financial and Accounting Officer as of the Effective Date.

Mr. Durbin, 49, joined Viveve, Inc., a wholly owned subsidiary of the Company, as its Chief Financial Officer in February 2013 and was appointed as the Chief Financial Officer and Secretary of the Company on September 23, 2014. From June 2012 to January 2013, he served as an advisor and Acting Chief Financial Officer for Viveve, Inc. Prior to joining Viveve, Inc., from June 2010 to October 2011, he was Chief Financial Officer of Aastrom Biosciences, (now known as Vericel Corporation) (“Aastrom”), a publicly traded, cardiovascular cell therapy company. Before Aastrom, he spent six years as Chief Operating and Financial Officer for Prescient Medical (“Prescient”) from May 2004 to June 2010, a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks. Prior to Prescient, from January 2003 to April 2004, he spent several years as a financial consultant for two publicly traded biotech companies, Scios Inc., a Johnson & Johnson company, and Alteon Inc. Mr. Durbin began his career in corporate finance as an investment banker in the Healthcare and M&A groups at Lehman Brothers Inc. from August 1999 to January 2003, where he focused on mergers and acquisitions and financings for the life science industry. At Lehman, he successfully executed over $5 billion in transactions for medical device and biotechnology companies. He began his career as a Director of Neurophysiology for Biotronic, Inc. Mr. Durbin received a B.S. from the University of Michigan and an M.P.H. in Health Management with Honors from the Yale University School of Medicine and School of Management. The Board determined that Mr. Durbin should serve as a director because of his extensive experience in the healthcare industry.

Mr. Durbin has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Mr. Durbin is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Durbin and any other persons pursuant to which he was selected as Chief Executive Officer.

Patricia Scheller Resigned as Chief Executive Officer; Continues as Senior Advisor and Director

The Company announced in the Press Release that Patricia Scheller resigned from her position as Chief Executive Officer of the Company and from all positions she held as an officer of the Company or its subsidiaries, as of the Effective Date. Ms. Scheller will remain on the Board as a Class III director and will continue as a Senior Advisor to the Company. Ms. Scheller's resignation as Chief Executive Officer was not due to any disagreement relating to the operations, policies or practices of the Company.

Debora Jorn Appointed as Senior Advisor

The Company also announced in the Press Release that Ms. Debora Jorn was appointed to serve as a Senior Advisor to the Chief Executive Officer, as of the Effective Date. Ms. Jorn will remain on the Board as a Class II director.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on May 10, 2018 announcing results for the quarter ended March 31, 2018, furnished herewith.
99.2	Press Release issued by the Company on May 10, 2018 announcing the appointment of Scott Durbin as Chief Executive Officer, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2018	Viveve Medical, Inc.
	By:	/s/ Scott Durbin
Scott Durbin
Chief Executive Officer